Exhibit 10.1

LINCOLN ELECTRIC HOLDINGS, INC.

Description of Cash Long-Term Incentive Plan for 2005-2007 Awards

Objectives/Administration

      The objectives of the Cash Long-Term Incentive Plan (“LTIP”) are to offer reward opportunities leveraged to the long-term performance of Lincoln Electric Holdings, Inc. (“Company”) and to provide line-of-sight for LTIP participants by tying rewards to operating performance. The LTIP is administered by the Compensation and Executive Development Committee (“Committee”) of the Board of Directors (“Board”) of the Company.

Eligibility

      Officers and other key employees who are responsible for or contribute to the management, growth and/or profitability of the business, as selected by the Committee, are eligible to participate in the LTIP.

Award Types and Frequency

      The award types include such dollar, percentage, share or unit target amounts as may be awarded to participants at the beginning of the performance period, on an individual or group basis, as determined by the Committee.

      The LTIP provides that awards under the Plan are made with such frequency as may be established by the Committee. Awards may overlap with individuals participating simultaneously in different awards, each potentially having different periods, objectives, measurements or other criteria. The nature, length and starting date of the performance period are established by the Committee.

Performance Period and Measures

      The performance period is of such nature, length and starting date as may be established by the Committee.

      The performance measures are such financial or other measures against which performance is evaluated, as the Committee may deem appropriate, including but not limited to:

•	Growth measures

•	Profitability measures

•	Cash flow measures

•	Return on investments/asset measures

•	Shareholder value

•	Strategic or non-financial performance

•	Other key business issues or initiatives

Single or multiple measurements may be used. The Committee shall also determine the methodology for calculating achievement of financial measures.

      The basis for the performance measure shall be such overall Company basis or such other business unit, division, team, or other component thereof as may be established by the Committee. Single or multiple bases may be used, and the basis may vary by individual or organizational level.

      The performance objectives to be used in valuing performance awards and determining the extent to which such award has been earned are determined by the Committee in its sole discretion. Factors the Committee may consider in setting objectives include, but are not limited to, internal, external and macro-economic items. The objectives may be established at the beginning of the performance period or a basis may be established for determining performance objectives at the end of the period.

      For the 2005-2007 performance period, the performance measure is growth in reported net income (before extraordinary items), provided, however, that the Committee may approve adjustments for any year at its sole discretion. Growth is measured over the entire three-year period.

Permitted Adjustments

      The Committee may revise the performance objectives and/or underlying criteria applicable to the awards, prospectively or retroactively, to the extent deemed appropriate by the Committee in its sole discretion, to avoid unintended windfalls or hardship. Factors the Committee may consider include, but are not limited to, shareholder returns, competitive peer group performance and special or unusual events.

Timing and Form of Payment

      Awards may be paid currently or on a deferred basis (with such interest or earnings equivalent as may be determined by the Committee). Payments will be made in cash, either in a lump sum or in installments commencing as soon as practicable after the end of the performance period, as the Committee shall determine at or after grant.

Change in Control

      The Committee, at its discretion, may determine at or after the grant of an award whether and to what extent the terms of the award may be modified in the event of a change of control.

Termination of Employment

      Termination prior to an award being paid results in forfeiture of the award, except for termination due to death, disability or retirement.

Death, Disability or Retirement

      Participants (or their estates) are entitled to a pro-rata portion of their awards upon termination due to death, disability or retirement — the pro-rata portion is calculated based on the period in employment during the entire performance period.

Authority of Committee

      In addition to the authority already reserved to the Committee, the Committee has authority to:

•	Interpret, amend or terminate the Plan

•	Take such actions to comply with the provisions of the Internal Revenue Code and other applicable laws, including actions deemed appropriate under Code Sections 162(m) and 409A

•	Adopt, amend or terminate administrative rules applicable to the Plan and delegate responsibility for the Plan’s operation and administration

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